Exhibit 99.1
                Exus Changes Name and Effects Reverse Stock Split


NEW YORK, September 11, 2003 Exus Global, Inc. (OTCBB: EXUS) today announced that due to it name change to EXUS GLOBAL, INC, the new trading symbol for the Company will be "EXGLV". Along with the name change, the Company has effected a seven for one stock split. The new trading symbol will be active on September 12, 2003. In addition, the company has changed its Transfer Agent to Manhattan Transfer Registrar Co.

As the result of the reverse stock split, EXUS has approximately 43 Million shares of common stock issued and outstanding.

Ike Sutton, CEO and Chairman commented, "Our ultimate goal and long term objective is to better ensure our shareholders equity, and we are initiating the necessary steps in order to do that. These last several months have been a whirlwind for us, establishing the Company's growth and having to work through these economic times. We have been able to reduce expenses and our business strategy remains on track".


About Exus Global, Inc.

Exus Global, Inc. is a global marketing and consulting company concentrating on Distant Education, delivered via a combined satellite and terrestrially based network. These services are provided in emerging markets to a diverse client base that includes medium to large multi-national businesses, universities, Internet service providers and government agencies. Through its subsidiary E-Education Network, Inc., Exus offers the first prepaid Smart EducationCard(TM) to students worldwide. Through its subsidiary Votelnet, Inc., Exus offers prepaid Voice cards to the International market. Exus is also developing Educational Internet Centers (EENICs) in emerging markets to provide Internet access and educational resources. To learn more about the Company, please visit its Website at www.exus.net and www.edun.net.


The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Forward-looking statements above are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including, without limitation, competition, intellectual property rights, litigation, needs of liquidity, and other risks detailed from time to time in the company's reports filed with the SEC.


CONTACT:  Exus Global, Inc.
          Ike Sutton                 (212) 514-6600  isutton@exus.net